                                                                    Exhibit 21.1



List of the Registrant's Subsidiaries



Name                                               Jurisdiction of Incorporation
----                                               -----------------------------

Odyssey America Reinsurance Corporation            Connecticut

Odyssey Reinsurance Corporation                    Delaware

Hudson Insurance Company                           Delaware

Odyssey UK Holdings Corp.                          Delaware

Newline Holdings UK Limited                        United Kingdom

Newline Underwriting Management Limited            United Kingdom

Newline Corporate Name Limited                     United Kingdom

Newline Underwriting Limited                       United Kingdom

Odyssey Holdings Latin America, Inc.               Delaware

Odyssey Latin America Inc.                         Delaware

First Capital Insurance Limited                    Singapore